Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

April 23, 2012

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as special counsel to MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of a Resale Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration and potential offer and resale from time to time by the holders thereof of 45,000 shares of Fixed Rated Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, of the Company (the “Series A Preferred Stock”).

The Series A Preferred Stock and a warrant dated January 16, 2009 (the “Warrant”) to purchase 771,429 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) were issued by the Company to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement dated January 16, 2009 (including the Schedules thereto and the Securities Purchase Agreement – Standard Terms incorporated therein, including the Annexes thereto, the “Purchase Agreement”) by and between the Company and the Treasury. The Warrant and up to 771,429 shares of the Common Stock of the Company issuable from time to time upon the exercise of the Warrant (the “Warrant Shares” and together with the Warrant, the “Securities”) were registered in connection with a registration statement on Form S-3 filed by the Company with the Commission pursuant to the Securities Act in 2009.

In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended as of the date hereof, (iii) the Purchase Agreement, (iv) the Statement of Designations with respect to the Series A Preferred Stock, (v) certain resolutions adopted by the Board of Directors of the Company and (vi) such other instruments, documents and

MetroCorp Bancshares, Inc.

April 23, 2012

records as we have deemed necessary and relevant for the purposes hereof. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, (ii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and (iii) all necessary actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Series A Preferred Stock issued pursuant to the Purchase Agreement have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Texas Business Organizations Code and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

MetroCorp Bancshares, Inc.

April 23, 2012

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP